            As filed with the Securities and Exchange Commission on May 24, 2005
                                                    Registration No. 333-_______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                               GLOBIX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                     13-3781263
   (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                                      7389
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                       ----------------------------------

                   139 CENTRE STREET, NEW YORK, NEW YORK 10013
                            TELEPHONE: (212) 334-8500
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               PETER K. STEVENSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   139 CENTRE STREET, NEW YORK, NEW YORK 10013
                            TELEPHONE: (212) 334-8500
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE, OF AGENT FOR SERVICE
                       -----------------------------------
                                 WITH A COPY TO:
                               BONNIE J. ROE, ESQ.
                             DAY, BERRY & HOWARD LLP
                                875 THIRD AVENUE
                               NEW YORK, NY 10022
                            TELEPHONE: (212) 839-3600
                       -----------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities are being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

                                                   CALCULATION OF REGISTRATION FEE
=============================================== =============== ====================== ========================== ==================
              Title of Each Class of             Amount to be     Proposed Maximum         Proposed Maximum           Amount of
           Securities to be Registered            Registered       Offering Price      Aggregate Offering Price   Registration Fee
                                                                      Per Share
----------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Common Stock, par value $0.01 per share.......    11,183,876          $2.86 (1)            $31,985,885.36 (2)        $3,764.74 (3)

=============================================== =============== ====================== ========================== ==================

(1) Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price per unit and the proposed maximum aggregate offering price are based on the average of the high and low prices of the common stock on the American Stock Exchange, as reported on May 20, 2005.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.
(3) Includes $4,237.19, $2,821.55 of which was previously paid in connection with Globix Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission on July 25, 2002 (File No. 333-97067) and $1,415.64 of which was previously paid in connection with Globix Corporation's registration statement on Form S-1, (File No. 333-113857) filed with the Securities and Exchange Commission on March 23, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
           THE SELLING HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE
          REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE
      COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO
        SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE
        SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


                                   PROSPECTUS
                   (Subject to Completion) Dated May ___, 2005


                                  [GLOBIX LOGO]

                               GLOBIX CORPORATION
                        11,183,876 SHARES OF COMMON STOCK
                             -----------------------

         Shares of our common stock are being offered from time to time by the selling holders named in this prospectus under the caption "Selling Holders." We will not receive any proceeds from the sale of shares of our common stock or notes by the selling holders.

         The shares of common stock are being registered to permit the selling holders to sell these shares from time to time to the public. The selling holders may sell the common stock through ordinary brokerage transactions or through any other means described in the section of this prospectus entitled "Plan of Distribution." We do not know when or in what amounts a selling holder may offer securities for sale. The selling holders may sell any, all or none of the common stock or notes offered by this prospectus.

          Our common stock trades on the American Stock Exchange under the ticker symbol "GEX." On May 18, 2005, the closing sale price of one share of our common stock was $3.00.


                             -----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this prospectus is May ___, 2005

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----


PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................15

USE OF PROCEEDS..............................................................16

SELLING SECURITY HOLDERS.....................................................16

PLAN OF DISTRIBUTION.........................................................21

LEGAL MATTERS................................................................23

EXPERTS.....................................................................23

INCORPORATION BY REFERENCE...................................................24

WHERE YOU CAN FIND MORE INFORMATION..........................................24

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. IN THIS PROSPECTUS, "WE," "US," "OUR COMPANY" AND "OUR" REFER TO GLOBIX CORPORATION AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

OUR COMPANY

We are a provider of application, media and infrastructure management services. We provide flexible business solutions which combine skills, support, technology and experience to enable our customers to use the Internet as a way to provide business benefits and sustain a competitive advantage. By managing complex applications, media and infrastructure environments, we help our clients protect Internet revenue streams, improve user satisfaction and reduce technology operating costs and risks. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including media and publishing, technology, financial services, health care and government.

Through our wholly owned subsidiary, NEON Communications, Inc. ("NEON"), we own and operate a high bandwidth fiber optic network, extending from Portland, ME to Washington, DC. Through this network we provide metro and intercity telecommunications coverage, as well as co-location space, to local and long distance telecommunications carriers and a small number of non-carrier customers, including universities, colleges and financial institutions, in various markets in the Northeast and mid-Atlantic regions, including Boston, New York, Philadelphia, Newark, NJ, Baltimore, MD, Washington, DC, Portland, ME, Portsmouth, NH, Springfield, MA, Worcester, MA, Albany, NY, White Plains, NY, Providence, RI, Hartford, CT, Hackensack, NJ, Reston, VA and smaller communities along our network routes.

We, and our subsidiaries, have operations in New York, NY, London, UK, Boston, MA, Santa Clara, CA, Fairfield, NJ, and Atlanta, GA. Our common stock is traded on the American Stock Exchange under the symbol "GEX".

Our principal executive offices are located at 139 Centre Street, New York, New York 10013, and our telephone number at that location is (212) 334-8500. Although we maintain a website at www.globix.com, we do not intend that the information available through our website be incorporated into this registration statement. Our SEC filings will be available on our website.

Globix was founded in 1989 and in 1998 undertook a major expansion plan in order to pursue opportunities resulting from the growth of the Internet. On March 1, 2002, Globix filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, together with a prepackaged plan of reorganization, with the United States Bankruptcy Court for the District of Delaware. We continued to operate in Chapter 11 in the ordinary course of business and received permission from the bankruptcy court to pay our employees, trade, and certain other creditors in full and on time, regardless of whether these claims arose prior to or after the Chapter 11 filing.

Effective April 25, 2002, all conditions necessary for our plan of reorganization to become effective were satisfied or waived and we emerged from Chapter 11 bankruptcy protection. For additional information, see "Our Chapter 11 Bankruptcy Reorganization" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 9, 2004, for a discussion of our plan of reorganization.

On March 7, 2005, we acquired NEON through the merger of a wholly owned subsidiary of Globix with and into NEON, resulting in NEON becoming a wholly owned subsidiary of Globix.

THE OFFERING

The selling holders named in this prospectus are offering up to 11,183,876 shares of common stock from time to time through ordinary brokerage transactions or through any other means described in the section of this prospectus entitled "Plan of Distribution." We have agreed to register these shares on their behalf. We will not receive any of the proceeds of the offering.

As of May 19, 2005 we had outstanding 48,449,009 shares of common stock and 2,971,753 shares of preferred stock. The preferred stock is convertible into common stock on a share-for-share basis.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider all of the information contained in this prospectus or incorporated herein by reference before making an investment in our common stock. In particular, you should consider the risk factors described under "Risk Factors" beginning on page 2.


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. There are a number of important factors that could affect our business and future operating results, including without limitation, the factors set forth below. The information contained in this prospectus should be read in light of such factors.

RISKS RELATED TO OUR FINANCIAL CONDITION AND HIGHLY LEVERAGED FINANCIAL
STRUCTURE

WE HAVE A HISTORY OF LOSSES WHICH IF IT CONTINUES IN THE FUTURE WILL EVENTUALLY MAKE US UNABLE TO MEET OUR FINANCIAL OBLIGATIONS.

We have experienced significant losses since we began operations. Despite improvement in our operating margins since our emergence from bankruptcy, we may continue to incur losses in the future. For the six months ended March 31, 2005, we had a loss from operations of $9.1 million and a net loss of $17.5 million, while for the year ended September 30, 2004, we had a loss from operations of $33.9 million and a net loss of $41.4 million. $18.0 million of the loss from operations and net loss during the year ended September 30, 2004 was attributable to a writedown of our property located at 415 Greenwich Street in New York City, which we sold in January 2004.

NEON has also experienced significant losses since it commenced operations. For the year ended December 31, 2004, it had a loss from operations of $29.4 million (including $22 million in asset write-downs associated with its acquisition by Globix and $2 million attributable to costs incurred in connection with the acquisition) and a net loss of $29.1 million.

Our ability to achieve and sustain operating profits depends on our ability to reduce our indebtedness and operating expenses and increase our revenue base while integrating the operations of NEON. If we are unable to reduce expenses sufficiently or build up our revenue base, we will not become profitable. If we are unable to become profitable, we will eventually become unable to meet our financial obligations.

OUR ABILITY TO PAY THE PRINCIPAL AMOUNT OF OUR 11% SENIOR NOTES WHEN DUE DEPENDS ON OUR FUTURE OPERATING PERFORMANCE AND ABILITY TO OBTAIN NEW FINANCING, AND FAILURE TO SATISFY THESE OBLIGATIONS COULD RESULT IN THESE OBLIGATIONS BECOMING DUE AND PAYABLE, RESULTING IN BANKRUPTCY.

Historically, we have not generated positive cash flows from operations. Our ability to pay principal and interest on our 11% senior notes and on our other indebtedness depends on our future operating performance. Our outstanding indebtedness as of May 1, 2005 was approximately $88 million. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. We can provide no assurance as to the availability or terms of any new financing. The terms of our indebtedness may also restrict the use of some alternative means of satisfying our obligations, and we cannot assure you that any alternative measures would satisfy our scheduled debt service obligations. If we cannot make scheduled payments on our indebtedness, we will be in default and, as a result:

         o our debt holders could declare all outstanding principal and interest to be due and payable; and

         o        we could be forced into bankruptcy.

OUR OUTSTANDING INDEBTEDNESS RESTRICTS OUR FINANCIAL AND OPERATING FLEXIBILITY. THIS COULD PLACE US AT A COMPETITIVE DISADVANTAGE THAT COULD IN TURN AFFECT OUR ABILITY TO GENERATE CASH FLOW AND FULFILL OUR OBLIGATIONS.

We are highly leveraged and our outstanding indebtedness could:

         o limit our ability to obtain additional financing to operate or grow our business;

         o require us to use the proceeds of certain asset sales to redeem indebtedness;

         o limit our financial flexibility in planning for and reacting to industry changes;

         o place us at a competitive disadvantage as compared to less leveraged companies; and

         o in 2007, after the fourth anniversary of the issuance of the 11% senior notes, require us to dedicate a significant portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

COVENANTS IN THE INDENTURE GOVERNING OUR 11% SENIOR NOTES IMPOSE LIMITATIONS ON OUR ABILITY TO BORROW AND INVEST, WHICH COULD SEVERELY IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS.

The indenture governing our 11% senior notes contains covenants that limit our ability to incur additional indebtedness, create liens on assets, dispose of assets, enter into business combinations or engage in certain activities with our subsidiaries.

OUR LEVERAGE WILL INCREASE AS A RESULT OF THE PAYMENT OF INTEREST IN KIND, WHICH COULD MAKE IT MORE DIFFICULT TO REPAY OR REFINANCE OUR INDEBTEDNESS AND PLACE US AT AN OPERATIONAL AND COMPETITIVE DISADVANTAGE, CAUSING US TO LOSE CUSTOMERS AND REVENUES.

The indenture under which our 11% senior notes permits us to pay interest in kind at the discretion of our board of directors through 2006. The additional issuances of 11% senior notes could further restrict our financial and operating flexibility, limit our ability to obtain additional financing, place us at a competitive disadvantage when compared to our competitors with less debt, and make it more difficult to meet our financial obligations upon the maturity of the 11% senior notes. The payment of interest in kind on May 1, 2005 resulted in an additional $6.8 million in 11% senior notes.

IF OUR BOARD OF DIRECTORS DETERMINES TO ENGAGE IN CERTAIN CHANGE OF CONTROL TRANSACTIONS, OR IF A THIRD PARTY WERE TO ACQUIRE MORE THAN 50% OF OUR STOCK OR ACQUIRE CONTROL OF OUR BOARD OF DIRECTORS, WE OR THE THIRD PARTY COULD BE REQUIRED TO PURCHASE OUR 11% SENIOR NOTES AND OUR CONVERTIBLE PREFERRED STOCK, AND THE FAILURE TO DO SO WOULD RESULT IN AN EVENT OF DEFAULT UNDER THE INDENTURE GOVERNING THE NOTES AND/OR A BREACH OF OUR OBLIGATIONS WITH RESPECT TO OUR CONVERTIBLE PREFERRED STOCK.

In the event that:

         o subject to certain exceptions, any person, entity or group of persons or entities becomes the beneficial owner, directly or indirectly, of more than 50% of our outstanding voting securities;

         o at any time during any two-year period following the distribution of the 11% senior notes, the individuals who comprised a majority of our board of directors at the beginning of such two year period, plus any new directors whose election to our board was approved by a majority of those directors, cease to comprise a majority of our board of directors; or

         o subject to certain exceptions, we consolidate with or merge with or into another entity, we sell or lease all or substantially all of our assets to another entity or any entity consolidates with or merges into or with our company, in each case pursuant to a transaction in which our outstanding voting securities are changed into or exchanged for cash, securities or other property, unless no person, entity or group of persons or entities owns, immediately after the transaction, more than 50% of our outstanding voting stock, then each holder of the 11% senior notes will have the right to require us to repurchase all or a portion of its 11% senior notes for a purchase price equal to 101% of the principal amount of that holder's 11% senior notes plus accrued and unpaid interest to the date of repurchase. There can be no assurance that we will have sufficient funds available to make any required repurchases of 11% senior notes or that the terms of our other indebtedness will permit us to make any required repurchases of 11% senior notes. If we are unable to repurchase a holder's 11% senior notes in connection with one of the events described above, then this would constitute an event of default under the indenture governing the 11% senior notes.

Additionally, in the event of a change in control, each holder of our convertible preferred stock will have the option to require us to redeem its shares at a price equal to $3.636 per share plus all accrued and unpaid dividends up to the date that such shares are redeemed. We cannot redeem any shares of our convertible preferred stock upon a change in control prior to repurchasing any securities ranking senior to our convertible preferred stock, including the 11% senior notes. Therefore, if we are unable to repurchase all of the 11% senior notes in connection with a change in control we would not be able to redeem any shares of our convertible preferred stock.

RISKS RELATED TO OUR ACQUISITION STRATEGY

WE MAY ENCOUNTER UNEXPECTED COSTS IN INTEGRATING THE OPERATIONS OF GLOBIX AND NEON AND CANNOT ASSURE YOU THAT THE INTEGRATION WILL BE SUCCESSFUL.

The merger with NEON involved the combination of two companies that previously operated independently in markets with different economic, demographic and competitive characteristics. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the loss of key personnel. Among the risks that may be incurred as a result of the merger are:

         o failure to successfully cross-sell services to customers of the two businesses;

         o failure to achieve expected cost savings in integrating operations;

         o diversion of management attention from business matters to integration issues;

         o        difficulties in identifying and retaining key personnel;

         o difficulties in integrating accounting, engineering, information technology and administrative systems, which may be unexpectedly costly;

         o the need for significant cash expenditures to retain personnel, eliminate unnecessary resources and integrate the two businesses;

         o difficulties in imposing uniform standards, controls, procedures and policies, which may be harder than we anticipate and interfere with efficient administration of the combined company; and

         o the impairment of relationships with employees, customers or vendors as a result of changes in the business.

In addition, as a result of the merger we acquired NEON's liabilities. These liabilities may include liabilities to customers, suppliers or employees, as well as potential liabilities that can arise in the ordinary course of business.

Failure to overcome these risks or any other problems encountered in connection with the merger could weaken our financial condition and result in further operating losses.

OUR ACQUISITION STRATEGY MAY PROVE TO BE UNSUCCESSFUL, WHICH COULD RESULT IN FURTHER LOSSES AND AN INABILITY TO MEET OUR FINANCIAL OBLIGATIONS.

In order to increase our revenue base, we may make investments in or acquire businesses, products, services or technologies. Consequently, we are subject to the following risks:

         o we may not be able to make investments or acquisitions on terms which prove advantageous;

         o acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain the operations, organization and procedures of our company or the acquired business; and

         o we may not be able to retain key employees of the acquired business or to maintain good relations with its customers or suppliers.

WE MAY NOT BE ABLE TO USE EITHER GLOBIX'S OR NEON'S OR BOTH COMPANIES' NET OPERATING LOSSES FOR U.S. FEDERAL INCOME TAX PURPOSES, WHICH MAY INCREASE OUR TAX LIABILITY.

Changes in the ownership of NEON securities as a result of NEON's plan of reorganization have caused there to be an annual limitation on the use of net operating loss carry forwards that arose prior to the effective date of NEON's plan of reorganization. Similarly, changes in the ownership of our securities as a result of our plan of reorganization have caused there to be an annual limitation on the use of net operating loss carry forwards that arose prior to the effective date of our plan of reorganization. As a result of the merger with NEON, we or NEON or both, may experience another ownership change. Further, whether or not the merger causes an ownership change, we may experience an ownership change as a result of future changes of ownership. Additional limitations would be imposed as a result of any such ownership change which may increase our U.S. federal income tax liability.

RISKS RELATED TO OUR BUSINESS GENERALLY

OUR REVENUES COULD DECLINE SIGNIFICANTLY IF WE CONTINUE TO LOSE CUSTOMERS OR HAVE OUR EXISTING CUSTOMERS REDUCE THEIR LEVEL OF SPENDING ON OUR SERVICES.

We have experienced and may continue to experience declines in revenue due to customers leaving us or staying with us but choosing to decrease their spending on our services. One of our biggest challenges has been to limit these revenue declines. Although we have reduced the level of revenue declines due to customer loss, we continue to experience declines in price per service. Continued declines in revenue could eventually result in an inability to meet our financial obligations.

Intense competition and overcapacity in the telecommunications market could also result in a decline in revenues at our NEON subsidiary, which could also eventually result in our inability to meet our financial obligations.

OUR HIGHLY LEVERAGED FINANCIAL STRUCTURE MAY AFFECT THE WAY WE ARE VIEWED IN THE MARKET.

Our highly leveraged financial structure may limit our ability to negotiate favorable terms with vendors or retain customers. Our bankruptcy, the bankruptcy of NEON and our continued leverage may cause customers to question our financial soundness and may also affect the contractual terms that are available to us.

OUR BUSINESS COULD SUFFER FROM A LOSS OF MANAGEMENT PERSONNEL, WHICH COULD AT LEAST TEMPORARILY REDUCE OUR EFFICIENCY AND CONTROL OVER OUR OPERATIONS AND REDUCE OUR REVENUES OR EARNINGS.

Since our emergence from bankruptcy, we have undertaken a number of changes in management as well as reductions in staffing. In the year following our bankruptcy, we replaced our Chief Executive Officer and Chief Financial Officer as well as other members of senior management. As a result, our business experienced a lack of continuity in management. Our ability to operate effectively depends largely on the experience, skills and performance of our senior management team. The loss or unavailability to us of any member of our senior management team could at least temporarily reduce our efficiency and control over operations and could reduce our revenues or earnings.

WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE PERSONNEL WE NEED IN CRITICAL AREAS OF OUR BUSINESS, WHICH COULD REDUCE OUR EFFICIENCY, IMPAIR THE QUALITY OF OUR SERVICES OR OTHERWISE ADVERSELY AFFECT THE ABILITY OF OUR BUSINESS TO PERFORM ITS FUNCTIONS.

We may experience difficulties in attracting and retaining key personnel for management, technical, sales and marketing and customer support positions. The failure to attract or retain qualified personnel in any of these critical areas could adversely affect the ability of our business to perform its functions. Further efforts to control management costs, given our flat organizational structure, could have an additional adverse impact on employee morale.

BECAUSE WE ARE DEPENDENT ON COMPUTER AND COMMUNICATION SYSTEMS, A SYSTEMS FAILURE WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, our inability to acquire fuel for our backup generators, telecommunications failure, terrorist attacks and similar events. We also lease telecommunications lines from local, regional and national carriers, whose service may be interrupted. Any damage or failure that interrupts or delays our operations could result in the loss of customers and revenues.

RISKS RELATED TO THE INTERNET SERVICE BUSINESS

COMPETITION FOR THE INTERNET SERVICES THAT WE PROVIDE IS INTENSE AND WE EXPECT THAT COMPETITION WILL CONTINUE TO INTENSIFY, WHICH COULD RESULT IN OUR ENCOUNTERING SIGNIFICANT PRICING PRESSURE.

Our competitors include other Internet service providers with a significant national or global presence that focus on business customers, such as IBM, Digex, EDS, NaviSite, Savvis, Akamai, Speedera, Data Return, Rackspace and Equinix. Our competitors also include telecommunications companies, such as AT&T, British Telecom, Level 3, MCI and Sprint. Many of our existing competitors, as well as a number of potential new competitors, have:

         o        longer operating histories;

         o        greater name recognition;

         o        larger customer bases;

         o        larger networks;

         o        more and larger facilities; and

         o significantly greater financial, technical and marketing resources.

New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we expect to continue to encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our services. For example, telecommunications companies operating outside of NEON's geographic market may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise.

IF WE ARE UNABLE TO MAINTAIN AND UPGRADE OUR NETWORK AND FACILITIES, WE COULD LOSE CUSTOMERS AND REVENUES OR BE UNABLE TO OFFER COMPETITIVE SERVICES.

A key element of our business strategy is the maintenance and upgrading of our facilities and network, which has required, and will continue to require, management time and the periodic expenditure of capital. Any interruption in our ability to deliver services over our network due to market disruptions or third party insolvencies may make us less attractive to future customers and may hamper our ability to retain our current customers which, in turn, could adversely affect our entire business.

OUR BUSINESS RELIES ON THIRD-PARTY DATA COMMUNICATIONS AND TELECOMMUNICATIONS PROVIDERS THAT COULD INCREASE PRICES OR INTERRUPT SERVICE, WHICH IN TURN COULD CAUSE US TO LOSE CUSTOMERS AND REVENUES.

Our existing network relies on many third-party data communications and telecommunications providers, located in the United States and abroad. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. In addition, certain of these providers, including MCI, Global Crossing and Cable and Wireless, have filed for protection under Chapter 11 under the U.S. Bankruptcy Code, which may affect the availability and quality of the services that these entities provide. Price increases or the lack of service availability and quality could increase the costs of maintaining our network and result in the loss of customers and revenues.

WE MAY NOT BE ABLE TO OBTAIN COMPUTER HARDWARE AND SOFTWARE ON THE SCALE AND AT THE TIMES WE NEED AT AN AFFORDABLE COST, AND FAILURE TO DO SO OVER AN EXTENDED PERIOD OF TIME COULD CAUSE US TO LOSE CUSTOMERS OR BE UNABLE TO OFFER COMPETITIVE SERVICE.

We rely on outside vendors to supply us with computer hardware, software and networking equipment. We primarily use products from Cisco, Compaq, Juniper Networks and Sun Microsystems, either leased or purchased from the manufacturer or a third-party vendor. Consequently, our expertise is concentrated in products from these manufacturers. We also rely on Cisco for network design and installation services. If we are unable over an extended period of time to obtain the products and services that we need on a timely basis and at affordable prices, it could result in the loss of customers and revenues.

OUR DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS EXPOSES US TO POSSIBLE INTERRUPTIONS THAT COULD DELAY OR PREVENT US FROM PROVIDING OUR SERVICES.

Approximately 39% of the cost of revenues of Globix for the year ended September 30, 2004 was derived from services provided by three major telecommunication carriers, MCI, Verizon and British Telecom. While we believe that most of these services can be obtained from other alternative carriers, an interruption in service from one of these carriers or other suppliers could limit our ability to serve customers, which would adversely affect our results of operations.

IF OUR SECURITY MEASURES PROVED TO BE INADEQUATE, WE COULD LOSE CUSTOMERS.

Our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses, denial of service attacks or similar problems. If someone were to circumvent our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to contractually limit our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could harm our business and reputation and impair our ability to attract and retain customers for our services.

BECAUSE OUR BUSINESS DEPENDS ON THE CONTINUED GROWTH, USE AND IMPROVEMENT OF THE INTERNET, ANY DECREASE IN INTERNET USAGE COULD DECREASE THE DEMAND FOR OUR SERVICES, AND REDUCE OUR REVENUES.

Our services are targeted toward businesses that use the Internet. The Internet is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. Accordingly, we are subject to the risks and difficulties frequently encountered in new and rapidly evolving markets.

Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet services for a number of reasons, including:

         o inadequate protection of the confidentiality of stored data and information moving across the Internet;

         o        inconsistent quality of service;

         o        inability to integrate business applications on the Internet;

         o the need to deal with multiple vendors, whose products are frequently incompatible;

         o        lack of availability of cost-effective, high-speed services;
                  and

         o concern over the financial viability of Internet service providers.

Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use.

OUR BUSINESS REQUIRES US TO ADAPT TO TECHNOLOGICAL CHANGES, AND SIGNIFICANT TECHNOLOGICAL CHANGES COULD RENDER OUR EXISTING SERVICES OBSOLETE.

We must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, we could lose customers and there could cease to be a market for our services.

CHANGES IN GOVERNMENT REGULATIONS RELATED TO THE INTERNET COULD RESTRICT OUR ACTIVITIES, EXPOSE US TO LIABILITY OR INCREASE OUR COSTS.

There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for content and information received from or transmitted over the Internet, user privacy and security, taxation, the enforcement of online contracts, consumer protection and other issues concerning services. The government may also seek to regulate some aspects of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing copyright, trademark, trade secret, obscenity, libel, consumer protection, privacy and other issues is uncertain and developing. We cannot predict the impact that future regulation or regulatory changes may have on our business.

WE COULD BE LIABLE FOR VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH COULD RESULT IN US HAVING TO PAY A LICENSE FEE OR DAMAGES TO THIRD PARTIES, WHICH WOULD REDUCE OUR REVENUES.

Despite our efforts to protect the intellectual property that is important to the operation of our business, a third party could bring a claim of infringement against us or any of our material suppliers. If such a claim were settled or adjudicated against us or one of our material suppliers, we could be forced to pay for a license to continue using the intellectual property. There is no guarantee that we could obtain such a license, or that it would be available on reasonable terms. Alternatively, we could be forced to defend ourselves against infringement claims, which could be costly and which could result in us having to pay damages to third parties.

WE MAY BE LIABLE FOR THE MATERIAL THAT OUR CUSTOMERS DISTRIBUTE OVER THE INTERNET, WHICH COULD RESULT IN LEGAL CLAIMS AGAINST US.

The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. While we have taken steps to contractually limit our liability in these areas, we could become subject to legal claims relating to the content of the web sites we host. For example, lawsuits could be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites that we host. Claims could also involve matters such as defamation, invasion of privacy, violations of "anti-spamming" legislation, copyright and trademark infringement. Internet service providers have been sued in the past, sometimes successfully, based on the material disseminated over their networks. We may take additional measures to reduce our exposure to these risks, which could be costly or result in some customers not doing business with us. In addition, defending ourselves against claims, or paying damage awards to third parties, could strain our management and financial resources.

WE FACE RISKS ASSOCIATED WITH DIFFERING REGULATORY REGIMES AND MARKETS AS A RESULT OF OUR INTERNATIONAL OPERATIONS, WHICH COULD EXPOSE US TO LIABILITY FOR NONCOMPLIANCE OR INCREASE THE COST OF OUR INTERNATIONAL OPERATIONS.

A substantial percentage of our business is located in the United Kingdom. We face problems of managing our business under differing regulatory regimes in areas such as intellectual property, telecommunications and employee relations. As a result, we may find it more difficult and expensive to hire and train employees and to manage international operations together with our United States operations. Because we have limited experience operating in markets outside the United States and the United Kingdom, we may have difficulty adapting our services to different international market needs. We may also be unsuccessful in our efforts to market and sell these services to customers abroad. If we fail to successfully address these risks, our international operations may be adversely affected.

CURRENCY EXCHANGE RATE FLUCTUATIONS COULD REDUCE OUR REVENUES OR INCREASE OUR COSTS.

We are subject to market risk associated with foreign currency exchange rates. Approximately 42% of Globix's revenues and approximately 28% of its operating costs and expenses for the year ended September 30, 2004 were denominated in British Pounds. An increase in the cost of the British Pound would increase our revenues but also increase costs incurred in the United Kingdom. We believe that an immediate increase or decrease of 5% of the Dollar in comparison to the British Pound would not have a material impact on our operating results or cash flows. To date, we have not utilized financial instruments to minimize our exposure to foreign currency fluctuations. We will continue to analyze risk management strategies to minimize foreign currency exchange risk in the future.

OUR RESULTS OF OPERATIONS FLUCTUATE ON A QUARTERLY AND ANNUAL BASIS AND WE EXPECT TO CONTINUE EXPERIENCING FLUCTUATIONS IN OUR FUTURE QUARTERLY AND ANNUAL RESULTS OF OPERATIONS, WHICH COULD AFFECT THE MARKET PRICE OF OUR SECURITIES.

Our results of operations fluctuate on a quarterly and annual basis. We expect to continue experiencing fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

         o        timing of contractual cancellations and renewals;

         o        demand for and market acceptance of our services;

         o        introductions of new services by us and our competitors;

         o        customer retention;

         o        capacity utilization of our data centers and assets;

         o        timing of customer installations;

         o        our mix of services sold;

         o        the timing and magnitude of our capital expenditures;

         o        changes in our pricing policies and those of our competitors;

         o        fluctuations in bandwidth used by customers;

         o        our retention of key personnel;

         o        reliable continuity of service and network availability;

         o        costs related to the acquisition of network capacity;

         o        arrangements for interconnections with third-party networks;

         o        the provision of customer discounts and credits;

         o the introduction by third parties of new Internet and networking technologies;

         o licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries; and

         o        other general economic factors.

Fluctuations in our quarterly or annual results as a result of one or more of these factors could affect the market price of our securities.

RISKS RELATED TO THE NEON FIBER OPTIC NETWORK BUSINESS

OUR BUSINESS STRATEGY DEPENDS UPON ANTICIPATED CUSTOMER DEMAND FOR OUR FIBER OPTIC NETWORK SERVICES, AND FAILURE TO OBTAIN CUSTOMERS FOR THESE SERVICES AT PROFITABLE RATES WOULD REDUCE NEON'S REVENUES AND THEREFORE OUR REVENUES.

NEON's ability to become profitable depends upon its ability to secure a market for its services and obtain service contracts with its communications customers. Many of NEON's targeted customers may also be its potential competitors. If its services are not satisfactory or cost competitive, NEON's targeted customers may utilize other providers where available, or construct their own networks, which would reduce their need for NEON's services and create future sources of competition for NEON.

INTENSE COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FROM A BROAD RANGE OF COMPETITORS MAY PREVENT NEON FROM OBTAINING CUSTOMERS, REQUIRE IT TO LOWER PRICES AND REDUCE ITS REVENUES AND THEREFORE OUR REVENUES.

The telecommunications industry is highly competitive. Our fiber optic network business faces substantial competition from companies with significantly greater financial and other resources, whose capacity is interchangeable with the capacity that NEON offers, including incumbent local telephone companies, national long-haul and regional carriers, dark fiber providers and metro carriers. In addition, potential competitors capable of offering services similar to those offered by NEON include other communications service providers that own and operate their own networks and equipment, including cable television companies, electric utilities, microwave carriers, satellite carriers, wireless communication system operators and end-users with private communications networks.

BECAUSE NEON OFFERS A RELATIVELY NARROW RANGE OF SERVICES IN COMPARISON TO SOME OF ITS COMPETITORS, IT CANNOT ACHIEVE REVENUES COMPARABLE TO COMPANIES OFFERING A BROADER ARRAY OF SERVICES AND MAY BE AT A COMPETITIVE DISADVANTAGE WITH RESPECT TO THE SERVICES IT OFFERS.

Unlike more diversified telecommunications providers, NEON derives and expects to continue to derive substantially all of its revenues from the leasing of fiber optic capacity on a wholesale basis to our customers, most of whom are telecommunications companies and Internet service providers serving end-users. The limited nature of its current services could limit its potential revenues and result in NEON having lower revenues than competitors which provide a wider array of services. While NEON is currently attempting to expand the breadth of its product offering, we cannot assure you that any new product offerings will achieve market acceptance.

DUE TO RAPIDLY EVOLVING TECHNOLOGIES IN THE FIBER OPTIC NETWORK INDUSTRY AND THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION, NEON'S CURRENT BUSINESS PLAN MAY BECOME OBSOLETE AND IT MAY LOSE CUSTOMERS AND REVENUE IF IT IS UNABLE TO SUCCESSFULLY ADJUST ITS PRODUCTS, SERVICES AND BUSINESS STRATEGIES AS REQUIRED.

In the future, we may become subject to more intense competition due to the development of new technologies, an increased supply of domestic and international transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecommunications Act of 1996. The introduction of new services and products or the emergence of new technologies may change the cost or increase the supply of services and products similar to those that it provides. We cannot predict which of many possible future product and service offerings will be crucial to maintain Neon's competitive position or what expenditures will be required to develop profitably and provide such products and services. Prices for NEON's services to carriers specifically, and interstate services in general, may decline over the next several years due primarily to price competition to the extent that network providers continue to install networks that compete with our fiber optic network. We also believe that there will be technological advances that will permit substantial increases in the transmission capacity of both new and existing fiber.

A LIMITED NUMBER OF CUSTOMERS HAVE ACCOUNTED FOR A SIGNIFICANT PERCENTAGE OF NEON'S REVENUES AND ACCOUNTS RECEIVABLE, AND THE LOSS OF ANY SINGLE ONE OF THESE CUSTOMERS COULD RESULT IN A SIGNIFICANT LOSS OF REVENUES FOR NEON AND THEREFORE FOR US.

Historically, a limited number of customers have accounted for a significant percentage of NEON's revenues and accounts receivable. For the year ended December 31, 2004, one customer accounted for approximately 15% of net revenues. For the years ended December 31, 2003 and 2002 two customers each accounted for approximately 10% of net revenues. As of December 31, 2004, one customer represented approximately 50% of accounts receivable. This amount was subsequently collected in full from the customer.

CONTINUING WEAKNESS IN THE TELECOMMUNICATIONS INDUSTRY MAY RESULT IN A LOSS OF REVENUE FOR NEON.

The continued downturn in the telecommunications industry may have a significant impact on NEON. Several of NEON's competitors and customers have filed for protection under the bankruptcy laws and NEON may be unable to collect receivables due to bankruptcies and business difficulties among its customers. Oversupply of capacity and an ongoing downward trend in bandwidth prices may continue if its competitors do not successfully consolidate. Even if they do successfully consolidate, they may do so to our detriment. Competitors who successfully complete restructuring or bankruptcy reorganization processes or who introduce new product offerings may put NEON at a competitive disadvantage.

TERRORIST ATTACKS OR WAR MAY ADVERSELY AFFECT NEON'S FINANCIAL CONDITION AND OPERATING RESULTS.

The occurrence of terrorist attacks or armed conflicts may directly impact NEON's facilities or the facilities of its suppliers or customers. In addition, such attacks or conflicts may result in increased volatility in the United States and global financial markets. Any of these occurrences could potentially have a material impact on NEON's financial condition and operating results and therefore our financial condition and operating results.

THE SUCCESSFUL, TIMELY AND COST-EFFECTIVE EXPANSION OF OUR FIBER OPTIC NETWORK WITHIN THE NORTHEAST AND MID-ATLANTIC REGIONS IS CRUCIAL TO OUR BUSINESS PLAN, AND DEPENDS UPON NUMEROUS FACTORS BEYOND OUR CONTROL.

Our ability to achieve our strategic objectives depends in large part upon the successful, timely and cost-effective expansion of our fiber optic network within the Northeast and mid-Atlantic regions. The failure of both affiliated and third party suppliers or contractors to meet their obligations to construct and maintain significant portions of our fiber optic network in a timely and cost-effective manner could affect our ability to execute our business plan.

THE EXPENDITURES NECESSARY TO SUFFICIENTLY EXPAND OUR FIBER OPTIC NETWORK AND DEVELOP NEON'S SERVICES IN ORDER TO SATISFY THE CURRENT AND FORECASTED DEMANDS OF ITS CUSTOMERS MAY SURPASS ITS AVAILABLE CASH, AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL TO DEVELOP THESE SERVICES ON A TIMELY BASIS AND ON ACCEPTABLE TERMS.

Although NEON has expended significant resources in building its network and the development of its customer base, NEON will require additional cash in order to expand its geographic coverage and the range of services which it can offer throughout its service area in order to be competitive in its market and to meet customer demands. These expenditures for expansion and for more services, together with associated operating expenses, will reduce its cash flow and profitability until it establishes an adequate customer base throughout all of our coverage areas. To date, NEON has expended substantial amounts on construction of its network from the proceeds of its financing activities and has generated negative cash flow.

NEON OBTAINS SOME OF THE KEY COMPONENTS USED IN ITS FIBER OPTIC NETWORK FROM A SINGLE SOURCE OR A LIMITED GROUP OF SUPPLIERS, AND THE PARTIAL OR COMPLETE LOSS OF ONE OF THESE SUPPLIERS COULD DISRUPT ITS OPERATIONS AND RESULT IN A SUBSTANTIAL LOSS OF REVENUES.

NEON depends upon a small group of suppliers for some of the key components and parts used in its network. In particular, NEON purchases fiber optic equipment from Nortel Networks, Cisco Systems, Lucent Technologies and ECI Telecom. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into its network could disrupt its operations.

NEON'S FIBER OPTIC NETWORK, WHICH IS ITS SOLE SOURCE OF REVENUE, IS VULNERABLE TO PHYSICAL DAMAGE, CATASTROPHIC OUTAGES, POWER LOSS AND OTHER DISRUPTIONS BEYOND OUR CONTROL, AND THE OCCURRENCE OF ANY OF THESE FAILURES COULD RESULT IN IMMEDIATE LOSS OF REVENUES, PAYMENT OF OUTAGE CREDITS TO ITS CUSTOMERS AND, MORE IMPORTANTLY, THE LOSS OF NEON'S CUSTOMERS' CONFIDENCE AND ITS BUSINESS REPUTATION.

NEON's success in marketing its services to its customers requires that NEON provide high reliability, high bandwidth and a secure network. NEON's network and the infrastructure upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond NEON's control that may cause interruptions in service or reduced capacity for customers. NEON's agreements with its customers typically provide for the payment of outage related credits (a predetermined reduction or offset against NEON's lease rate when a customer's leased facility is non-operational or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease NEON's net revenues. Significant or lengthy outages would also undermine customers confidence in NEON's fiber optic network and injure its business reputation.

NEON COULD LOSE THE CONTRACT RIGHTS UPON WHICH IT RELIES TO OPERATE AND MAINTAIN ITS NETWORK IN THE EVENT OF BANKRUPTCY PROCEEDINGS RELATING TO ONE OR MORE OF THE THIRD PARTIES THAT HAVE GRANTED TO NEON THE RIGHT TO BUILD AND OPERATE ITS NETWORK USING THEIR RIGHTS-OF-WAY.

The construction and operation of significant portions of NEON's fiber optic network depends upon contract rights known as indefeasible rights-of-use. Indefeasible rights-of-use are commonly used in the telecommunications industry, but remain a relatively new concept in property law. Although indefeasible rights-of-use give the holder a number of rights to control the relevant rights-of-way or fiber optic filaments, legal title remains with the grantor of the rights. Therefore, the legal status of indefeasible rights-of-use remains uncertain, and NEON's indefeasible rights-of-use might be voidable in the event of bankruptcy of the grantor. If NEON were to lose an indefeasible right-of-use in a key portion of its network, its ability to service its customers could become seriously impaired and NEON could be required to incur significant expense to resume the operation of its fiber optic network in the affected areas.

DESPITE NEON'S EXISTING RIGHTS-OF-WAY, WE MAY BE FORCED TO MAKE SUBSTANTIAL ADDITIONAL PAYMENTS TO THE AFFECTED LANDOWNERS OR REMOVE ITS NETWORK FROM THEIR PROPERTY, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

NEON's indefeasible rights-of-use and other rights-of-way depend on the grantor's interest in the property on which its network is located. To the extent that a grantor of an indefeasible right-of-use or other rights-of-way has a limited easement in the underlying property and not full legal title, the adequacy of NEON's indefeasible rights-of-use or other rights-of-way could be challenged in court. We believe that the easements granted by a substantial number of landowners to grantors of NEON's indefeasible rights-of-use are similar in scope to those with respect to which claims have been asserted, and we cannot guarantee that claims will not be made in the future.

BECAUSE SIGNIFICANT PORTIONS OF NEON'S FIBER OPTIC NETWORK ARE CONSTRUCTED UPON RIGHTS-OF-WAY CONTROLLED BY UTILITY COMPANIES AND MUNICIPALITIES WHICH GENERALLY PLACE THE OPERATION OF THEIR FACILITIES AHEAD OF THE OPERATION OF NEON'S FIBER OPTIC NETWORK, NEON MAY BE UNABLE TO CONSTRUCT AND OPERATE ITS FIBER OPTIC NETWORK IN THE AFFECTED AREAS WITHOUT PERIODIC INTERRUPTIONS AND DELAYS CAUSED BY THE DAY-TO-DAY OPERATIONS OF THESE ENTITIES.

NEON's rights-of-way agreements with Northeast Utilities, Central Maine Power and Consolidated Edison Communications, Inc. and various other entities contain provisions which acknowledge the right of these entities to make the provision of their services to their own customers their top priority. These companies are required only to exercise "reasonable care" with respect to NEON's facilities and are otherwise free to take whatever actions they deem appropriate with respect to ensuring or restoring service to their customers, any of which actions could impair operation of NEON's network.

MUNICIPAL REGULATION OF NEON'S ACCESS TO PUBLIC RIGHTS-OF-WAY IS SUBJECT TO CHANGE AND COULD IMPOSE ADMINISTRATIVE BURDENS THAT WOULD RESULT IN ADDITIONAL COSTS TO US OR LIMIT OUR FIBER OPTIC NETWORK OPERATIONS.

Local governments typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Changes in local government regulation could impose additional costs on our business and limit its operations. Local authorities affect the timing and costs associated with its use of public rights-of-way.

FEDERAL REGULATION OF THE TELECOMMUNICATIONS INDUSTRY IS CHANGING RAPIDLY AND WE COULD BECOME SUBJECT TO UNFAVORABLE NEW RULES AND REQUIREMENTS WHICH COULD IMPOSE SUBSTANTIAL FINANCIAL AND ADMINISTRATIVE BURDENS ON US AND INTERFERE WITH OUR ABILITY TO SUCCESSFULLY EXECUTE OUR FIBER OPTIC NETWORK BUSINESS STRATEGIES.

Regulation of the telecommunications industry is changing rapidly. Existing and future federal, state, and local governmental regulations will greatly influence NEON's viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations. For example, the FCC recently issued rules under the Telecommunications Act of 1996 which would have required that competitive local exchange carriers, such as NEON, be allowed to purchase the use of certain elements of the telecommunications network owned and operated by incumbent local exchange carriers. By purchasing these elements, competitive local exchange carriers would have been able to provide services in a cost-effective manner to their customers. However, the FCC's rules were challenged in court by the incumbent local exchange carriers. The U.S. Court of Appeals for the District of Columbia Circuit sided with the incumbent local exchange carriers and has required the FCC to formulate new rules. Any new rules issued by the FCC may not provide competitive local exchange carriers with the ability to purchase the use of all of the elements of the incumbent local exchange carrier's network, and as a result the competitive local exchange carriers may not be able to continue providing services to their customers that they are currently providing.

REVENUES FROM TELECOMMUNICATIONS PROVIDED TO END-USERS, WHICH REPRESENT A PORTION OF NEON'S REVENUES, ARE SUBJECT TO CONTRIBUTIONS TO THE FCC'S UNIVERSAL SERVICE FUND, AND INCREASES IN THE AMOUNT NEON IS REQUIRED TO CONTRIBUTE COULD INCREASE OUR COSTS UNEXPECTEDLY.

While NEON generally does not deal directly with end-users of telecommunications and are therefore generally exempt from contributing to the FCC's Universal Service Fund, the FCC treats certain Internet service providers purchasing telecommunications as end-users. NEON's revenues from providing telecommunications to end-users, which represent a portion of our revenues, are therefore currently subject to an assessment of 8.9%. Such assessments vary and may increase from quarter to quarter. If the annual contribution amount would be less than $10,000, NEON would qualify for a de minimus exemption from contribution to the Fund. NEON's required contributions to the Universal Service Fund for the year ended December 31, 2003 and the nine months ended September 30, 2004 were approximately $168,000 and $140,000, respectively.

IF NEON BECOMES SUBJECT TO REGULATION AS A COMMON CARRIER IN THE FUTURE, WE WOULD BE SUBJECT TO ADDITIONAL REGULATORY REQUIREMENTS.

We do not believe that NEON is currently a "common carrier," but that status could change based on differing interpretations of current regulations, regulatory changes and changes in the way we conduct our fiber optic network business. If NEON becomes regulated as a common carrier by the FCC, it would have to publicize the rates for its services and submit other reports, and would be required to contribute to federal funds including, but not limited to, those established for Telecommunications Relay Services, for the management of the North American Numbering Plan and for Local Number Portability. These regulatory requirements could impose substantial burdens on Globix.

The Telecommunications Act of 1996 requires incumbent local telephone companies to provide elements of their networks to competitors on an unbundled basis. The FCC determined that dark fiber is a network element that incumbent local telephone companies must provide to others. The availability of this alternative source of supply may increase competition among providers of dark fiber services and could decrease the demand for our fiber optic network services.

STATE REGULATION OF COMPANIES PROVIDING TELECOMMUNICATIONS SERVICES VARIES SUBSTANTIALLY FROM STATE TO STATE AND NEON MAY BECOME SUBJECT TO BURDENSOME AND RESTRICTIVE STATE REGULATIONS AS IT EXPANDS ITS FIBER OPTIC NETWORK INTO A BROADER GEOGRAPHIC AREA, WHICH COULD INTERFERE WITH ITS OPERATIONS AND OUR ABILITY TO MEET OUR STRATEGIC OBJECTIVES.

NEON may be subject to state regulation, which can vary substantially from state to state. NEON subsidiaries have obtained authority to provide intrastate telecommunications services on a competitive common carrier basis in its market area. Therefore, these subsidiaries are subject to the obligations that applicable law places on all similarly certificated common carriers including the filing of tariffs, state regulation of certain service offerings, pricing, payment of regulatory fees and reporting requirements. The costs of compliance with these regulatory obligations, or any of the regulatory requirements of other states to which we might become subject, could have a material adverse effect on NEON's operations. Moreover, some of NEON's rights-of-way depend on its status as a common carrier in these states, and if that status were to be successfully challenged, those rights-of-way could be terminated.

RISKS RELATING TO FINANCIAL ACCOUNTING

AS A RESULT OF VARIOUS FINANCIAL ACCOUNTING COMPLEXITIES, ACCOUNTING STAFF TURNOVER AND ACCOUNTING STAFF SHORTAGES, WE EXPERIENCED MATERIAL WEAKNESSES IN OUR ACCOUNTING AND INTERNAL CONTROL ENVIRONMENT IN SUMMER 2003 THAT RESULTED IN THE DELAY AND LATE FILING OF SEC REPORTS FILED DURING SUMMER 2003. AS A RESULT, OUR DISCLOSURE CONTROLS AND PROCEDURES WERE INEFFECTIVE UNTIL THE MATERIAL WEAKNESSES WERE REMEDIATED.

Since our emergence from bankruptcy effective April 25, 2002, we have had to face many challenging and complex accounting and financial reporting issues, including fresh start accounting, restructuring and the restatement of amounts in our financial statements as of and for the quarter ended March 31, 2002. In addition, we experienced significant turnover in our financial reporting staff, as well as limited management resources. We fell behind in our SEC reporting for the year ended September 30, 2002, and experienced difficulty in catching up with our filing obligations for the year ended September 30, 2002 while fulfilling our responsibilities for the fiscal year 2003. The combined effect of these challenges placed a strain on our internal accounting resources in summer 2003 and resulted in further delays in the preparation and filing of periodic reports that were filed in summer 2003. The strain on our internal accounting resources and the delays in the preparation and filing of periodic reports resulted in material weaknesses in our accounting and internal control environment in summer 2003. We addressed these issues and implemented necessary changes by hiring additional personnel and returning to a normal recurring closing timetable that includes formal management reviews and monthly financial reporting and have significantly reduced the burden on our internal accounting staff. Any controls and procedures, no matter how well designed and operated, however, can provide only reasonable assurance of achieving the desired control objectives. For further information concerning our internal controls, see "Changes In and Disagreements With Accountants on Accounting and Financial Disclosure" in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 9, 2004.

RISKS RELATED TO OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS THINLY TRADED, PRICES ARE MORE LIKELY TO BE VOLATILE AND IT MAY BE HARDER FOR OUR STOCKHOLDERS TO SELL ANY SIZABLE NUMBER OF SHARES.

Our common stock is currently traded on the American Stock Exchange. Until April 13, 2005 our common stock was quoted on the OTC Bulletin Board. We cannot assure you that an active and liquid trading market will develop in our common stock, or if one does develop that it will continue. The development of an active public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, we cannot assure our stockholders that they will be able to resell shares of our common stock for a price that is equal to or greater than the price of our common stock on the date the stock is acquired.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THOSE ISSUED IN THE MERGER WITH NEON, MAY DEPRESS OUR STOCK PRICE.

If our stockholders or option holders, including former NEON stockholders and option holders who received our common stock and stock options in the merger, sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. All the shares sold in the merger with NEON are freely tradable, subject to limitations applicable to affiliates of NEON.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains historical and forward-looking statements. The forward-looking statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in such statements. You should carefully review all information, including the financial statements and the notes to the financial statements included in this prospectus.

In addition to the risk factors described in "Risk Factors" beginning on page 2 of this prospectus, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

         o        our successful integration of the NEON operations;

         o our ability to maintain and increase revenue by retaining existing customers and attracting new customers;

         o our ability to match our operating cost structure with revenue to achieve positive cash flow;

         o our ability to conduct business with critical vendors on acceptable terms;

         o the sufficiency of existing cash and cash flow to complete our business plan and fund our working capital requirements;

         o the insolvency of vendors, customers and other parties critical to our business;

         o        our existing debt obligations and history of operating losses;

         o our ability to integrate, operate and upgrade or downgrade our network;

         o our ability to recruit and retain sufficient and qualified personnel needed to staff our operations;

         o        our ability to raise additional capital, if necessary;

         o potential marketplace or technology changes, rendering existing products and services obsolete;

         o changes in or the lack of anticipated changes in the regulatory environment, including potential legislation increasing our exposure to content distribution and intellectual property liability;

         o commencement of war, armed hostilities, terrorist activities or other similar international calamity directly or indirectly involving or affecting the United States or the United Kingdom;

         o our ability to obtain and retain customers for our fiber optic network business; and

         o our ability to successfully adjust our products, services and business strategies as required for our fiber optic network business.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved. We do not assume any responsibility for updating the forward-looking information contained in this prospectus.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling holders.

                                 SELLING HOLDERS

Under this prospectus, the selling holders and the transferees, assignees, donees, distributees, pledgees or other successors-in-interest for certain of their shares may offer and sell from time to time up to an aggregate of 11,183,876 shares of our common stock, consisting of the following:

         o 4,545,455 shares issued in the debt-for-equity exchange described below;

         o 4,744,735 shares issued in connection with our bankruptcy in April 2002 to persons who may be deemed affiliates of us, and who are party to the registration rights agreement described below;

         o 1,796,686 shares acquired in private transactions from persons who were party to the registration rights agreement; and

         o 97,000 shares acquired in an additional private transaction described below.

DEBT-FOR-EQUITY EXCHANGE

On March 7, 2005 we acquired NEON through the merger of a wholly owned subsidiary of Globix with and into NEON, resulting in NEON becoming a wholly owned subsidiary. NEON's obligations to effect the merger were conditioned in part upon our completing a number of private debt-for-equity exchange transactions with some of our existing debt holders. We were obligated to exchange certain of our 11% senior notes in an aggregate amount of $12,500,000 in principal and accrued interest in return for issuing approximately 4,545,455 shares of our common stock at a price per share of $2.75, the approximate trading price of our common stock at the time the parties reached an agreement on the overall amount of the exchange. The terms of the exchange were set forth in separate securities exchange agreements with York Capital Management, MacKay Shields LLC, LC Capital Master Fund Ltd., Goldman Sachs & Co., the Singer Children's Management Trust, Lloyd Miller, an individual investor, and Cypress Management Partnership. The exchange with each of these holders took place simultaneously with the merger.

Under the terms of the securities exchange agreements, we agreed to file a registration statement with the Securities and Exchange Commission as promptly as possible in order to register the shares of common stock issued in exchange for our 11% senior notes. With respect to registration of the shares of common stock issued in the debt-for-equity exchange, we granted the exchanging holders the right to purchase additional shares of Globix common stock equal to (1) up to 5% of the shares acquired by them at a purchase price of $2.75 per share if the registration statement is not effective within 120 days after the closing of the merger, and (2) an additional 5% of the shares acquired by them at a purchase price of $2.75 per share if the registration statement is not effective for more than 90 days during the first twelve months commencing on the 90th day following the closing of the merger.

We agreed to indemnify the holders of the securities issued in the debt-for-equity exchange against all liabilities, whether under the securities laws or otherwise, arising out of disclosure deficiencies in the registration statement. Our indemnity obligation does not, however, extend to liability for information pertaining to a holder and furnished to Globix by or on behalf of such holder for inclusion in the registration statement.

We are obligated to file and keep the registration statement continuously effective, supplemented and amended for a period of three years, or until such earlier time as all of the shares of common stock issued in the debt-for-equity exchange have been sold or may be sold without restriction under Rule 144(k) under the Securities Act of 1933.

REGISTRATION RIGHTS AGREEMENT

In connection with our emergence from bankruptcy on April 25, 2002, we entered into a registration rights agreement with certain persons who received more than 10% of our common stock in the bankruptcy. Among these persons were MacKay Shields LLC and certain affiliates of Hicks Muse Tate & Furst Incorporated (the persons referred to as the "HM Parties" in the table below). The parties to the registration rights agreement received their shares of Globix common stock covered by the registration rights agreement as a result of their ownership of senior notes or preferred stock of our predecessor in bankruptcy.

Under the registration rights agreement, we are required to bear all expenses incident to the registration of our common stock under the registration rights agreement. We agreed to indemnify the holders of the restricted securities against all liabilities, whether under the securities laws or otherwise, arising out of disclosure deficiencies in the registration statement. Our indemnity obligation does not, however, extend to liability for information pertaining to a holder and furnished to Globix by or on behalf of such holder for inclusion in the registration statement.

Subject to certain adjustments, we are obligated to file and keep the registration statement continuously effective, supplemented and amended for a period ending on the earlier of:

         o the date on which all of the shares of our common stock have been sold pursuant to the registration statement or pursuant to Rule 144 under the Securities Act of 1933;

         o the three year anniversary of the date on which the Securities and Exchange Commission declares the registration statement effective; or

         o the date on which there are no longer any shares of our common stock outstanding.

OTHER TRANSACTIONS

In September 2003, a former holder of 1,796,686 shares of our common stock sold all such shares in private transactions, and the purchasers succeeded to such former holder's rights under the registration rights agreement. In March 2005, a trust for the benefit of the children of Steven G. Singer, our Chairman of the Board, and a trust for the benefit of family members of Peter K. Stevenson, our President and Chief Executive Officer, purchased 80,000 and 17,000 shares, respectively, from a former employee of Globix in connection with the settlement of certain employment-related litigation between Globix and the former employee. In connection with this transaction, our board of directors agreed to grant registration rights for the shares purchased from the former employee.

TABLE OF SELLING HOLDERS

The table below sets forth the names of the selling holders of shares of our common stock and the number of shares of our common stock beneficially owned by these selling holders as of May 19, 2005. Each of the following selling holders, is itself or is affiliated with a holder of 5% or more of our common stock: LC Capital Master Fund Ltd., Loeb Partners Corp., MacKay Shields, LLC, Singer Children's Management Trust and Gary and Karen Singer Children's Trusts. Except as otherwise indicated, each person listed in the table below has informed us that it has (1) voting and investment power with respect to its shares of our common stock and (2) record and beneficial ownership with respect to its shares of our common stock.

If all of the shares of our common stock listed below are sold pursuant to this prospectus, then the selling holders will sell 11,183,876 shares of our common stock, or 23.08% of the total number of shares of our common stock outstanding.

The information set forth in the table below was provided to us by the selling holders listed below.

                                                BENEFICIAL OWNERSHIP OF             SHARES OF            BENEFICIAL OWNERSHIP OF
                                                  COMMON STOCK BEFORE              COMMON STOCK               COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                 OFFERING(1) (2)                TO BE SOLD               AFTER OFFERING
------------------------------------          -----------------------------      ---------------      ------------------------------
                                                Shares          Percentage                               Shares          Percentage
                                                ------          ----------                               ------          ----------
Cypress Management Partnership(3)                254,545           0.53                254,545                  0              0
100 Pine Street, Suite 2700
San Francisco, CA 94111

Goldman, Sachs & Co.(4)                        2,260,059           4.66                854,546          1,405,513           2.90
85 Broad Street
New York, NY 10004

HM Parties (5)                                 2,304,400           4.76              2,304,400                  0              0
c/o Hicks, Muse, Tate & Furst
Incorporated
200 Crescent Court, Suite 1600
Dallas, Texas 75201

JGD Management Corp. (6)                       2,150,578           4.44              1,249,172            901,406           1.86
d/b/a York Capital Management
350 Park Avenue
New York, NY 10022

LC Capital Master Fund Ltd. (7)                5,373,141          10.98                903,716          4,469,425           9.14
Lampe Conway & Co. LLC
680 Fifth Avenue, Suite 1202
New York, NY  10019

Lloyd Miller(8)                                  414,608           0.86                400,000             14,608           0.03
4550 Gordon Drive
Naples, FL 34102

Loeb Partners Corp. (9)                        3,299,330           6.79                449,171          2,850,159           5.87
61 Broadway
New York, NY 10006

MacKay Shields, LLC (10)                      14,787,671          29.64              3,822,154         10,965,517          21.98
c/o MacKay Shields Financial Corp.
9 West 57th Street
New York, NY 10019

Singer Children's Management                   4,092,596           8.33                400,000          3,692,596           7.51
  Trust (11)
560 Sylvan Avenue
Englewood Cliffs, NJ 07632

Gary and Karen Singer Children's Trusts          915,623           1.89                449,172            466,451           0.96
(12)
560 Sylvan Avenue
Englewood Cliffs, NJ 07632

Steven Singer Children's Trust(13)                80,000            .17                 80,000                  0              0
113 Jackson Drive
Cresskill NJ 07626


                                                                -18-

Kathryn Ann Stevenson Trust(14)                  565,667           1.15                 17,000            548,667           1.12
c/o Peter K. Stevenson
Globix Corporation
139 Centre Street
New York, NY 10013

                                                          --------------    -------------------
                                                                 Total:             11,183,876
                                                          --------------    -------------------

(1) The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares as to which such person, directly or indirectly, has or shares voting power or investment power and also any shares of our common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from Globix within 60 days. For purposes of calculating the beneficial ownership percentages set forth above, the total number of shares of our common stock deemed to be outstanding as of May 19, 2005 was 48,449,009. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder.

(2) On June 25, 2002, we entered into a Stipulation and Order with the lead plaintiffs in the class action lawsuit described in the section of the Annual Report on Form 10-K entitled "Business--Legal Proceedings." Under the Stipulation and Order, 229,452 shares of our common stock were held in reserve in escrow pending the outcome of the class action lawsuit. As a result of the settlement of such lawsuit in February 2005, and the subsequent expiration of the appeals period relating thereto, each of MacKay Shields and Goldman Sachs & Co. (and each other former holder of our 12.5% senior notes on the effective date of our plan of reorganization) will be entitled to receive a portion of these 229,452 shares of common stock based on its percentage ownership of our 12.5% senior notes on the effective date of the plan.

(3) Cypress Management Partnership received all of its shares in the debt-for-equity exchange. Jonathan Marcus and Richard Dirickson, stockholders of the investment advisor to Cypress Management Partnership, share voting and investment control over these securities. Cypress Management Partnership is or may be an affiliate of a registered broker-dealer. Cypress Management Partnership may also be deemed to be an underwriter for the purposes of this registration statement. We have been informed by Cypress Management Partners that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities.

(4) Goldman Sachs & Co. acquired 854,546 shares in the debt-for-equity exchange. Goldman Sachs & Co. is a registered broker-dealer and is or may be an affiliate of a registered broker-dealer. Goldman Sachs & Co. may also be deemed to be an underwriter for the purposes of this registration statement. We have been informed by Goldman Sachs & Co. that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities.

(5) The HM Parties received all of their shares in exchange for preferred stock of our predecessor company in our bankruptcy. The HM Parties are party to the registration rights agreement. "HM Parties" refers collectively to HM4 Globix Qualified Fund, LLC, HM4 Globix Private Fund, LLC, HM PG-IV Globix, LLC, HM 4-EQ Globix Coinvestors, LLC and HM 4-SBS Globix Coinvestors, LLC. Of the 2,304,400 shares held by the HM
         Parties: (i) 2,092,487 of these shares are owned of record by HM4 Globix Qualified Fund, LLC; (ii) 14,831 of these shares are owned of record by HM4 Globix Private Fund, LLC; (iii) 111,430 of these shares are owned of record by HM PG-IV Globix, LLC; (iv) 34,177 of such shares are owned of record by HM 4-EQ Globix Coinvestors, LLC; and (v) 51,475 of these shares are owned of record by HM 4-SBS Globix Coinvestors, LLC.

         Thomas O. Hicks is chairman of each of the HM Parties and is the sole member of the ultimate general partner of the controlling member of each of the HM Parties. Accordingly, Mr. Hicks may be deemed to beneficially own all or a portion of the shares of our common stock owned of record by the HM Parties. Peter S. Brodsky, a director of Globix from October 2001 to March 7, 2005, Joe Colonnetta, Jack D. Furst, a director of Globix from December 1999 through April 2002, John
         R. Muse, Rick Neuman and Andrew Rosen are partners of Hicks, Muse, Tate & Furst Incorporated, which is an affiliate of the HM Parties. In addition, Messrs. Muse & Furst are members of the management committee of Hicks, Muse, Tate & Furst Incorporated. Consequently, these individuals may be deemed to beneficially own all or a portion of the shares of our common stock owned of record by the HM Parties. Each of Messrs. Hicks, Brodsky, Colonnetta, Furst, Muse, Neuman and Rosen disclaims the existence of a group and disclaims beneficial ownership of the shares of our common stock of which he is not the record owner.

(6) York Select, L.P., York Select Unit Trust, York Distressed Opportunities Funds, L.P. and York Global Value Partners, L.P. purchased an aggregate of 449,172 shares in a private transaction from a former holder of our common stock, succeeding to such former holder's rights under the registration rights agreement with respect to such shares. JGD Management Corp., d/b/a York Capital Management, acquired 800,000 shares in the debt-for-equity exchange. James G. Dinan holds sole voting and investment control over certain of the shares listed in the table and holds a controlling interest in certain affiliated entities holding shares listed in the table.

(7) LC Capital Master Fund Ltd. purchased 449,171 shares in a private transaction from a former holder of our common stock, succeeding to such former holder's rights under the registration rights agreement with respect to such shares. In addition, LC Capital Master Fund Ltd. acquired 454,545 shares in the debt-for-equity exchange. LC Capital Master Fund Ltd. directly beneficially owns 5,363,639 shares of Globix common stock (including 462,462 shares that may be acquired upon conversation of the preferred stock). LC Capital indirectly beneficially owns 9,502 shares of Globix common stock pursuant to currently exercisable stock options granted to Steven Lampe, who is a director of Globix and was a director of NEON. Mr. Lampe and Richard F. Conway, each of whom is a Managing Member of Lampe, Conway & Co. LLC, the investment advisor to LC Capital Master Fund, Ltd., exercise voting and investment control over these securities.

(8) Lloyd Miller acquired 400,000 shares in the debt-for-equity exchange through the following entities over which he exercises voting and investment control: Lloyd I. Miller Trust A-4, Milgrat (GGG), Milfam I, L.P. and Milfam II, L.P. Milfam II also holds 14,608 shares of preferred stock which are convertible into the same number of shares of common stock.

(9) Loeb Partners Corporation purchased 449,171 shares in a private transaction from a former holder of our common stock, succeeding to such former holder's rights under the registration rights agreement with respect to such shares. Loeb Partners and its affiliates, Loeb Arbitrage Fund and Loeb Offshore Fund Ltd. together beneficially own 3,289,828 shares of Globix common stock. Loeb Partners indirectly beneficially owns 9,502 shares of Globix common stock pursuant to currently exercisable stock options granted to Mr. Grubin, a former director of NEON, who is a Vice President of Loeb Partners. Thomas L. Kempner is its President and a director and its Chief Executive Officer. Norman N. Mintz is a Vice President and also a director. Gideon King is its Executive Vice President. Loeb Partners is a registered broker-dealer and is or may be an affiliate of a registered broker-dealer. Loeb Partners may also be deemed to be an underwriter for the purposes of this registration statement. We have been informed by Loeb Partners that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities.

(10) Of the shares to be sold by MacKay Shields LLC pursuant to this prospectus, 2,440,335 shares were acquired in our bankruptcy in exchange for 12% senior notes of our predecessor company, and 1,381,819 were acquired in the debt-for-equity exchange. According to information provided to us by MacKay Shields LLC, the pecuniary interests in the shares listed under its name in the table are held by a number of institutional investors for whom MacKay Shields is the discretionary investment advisor. Included in these shares are 1,434,953 shares that may be acquired on conversion of preferred stock. MacKay Shields LLC has voting and investment control over these shares and, accordingly, is deemed to beneficially own these shares. Donald E. Morgan and a number of other individuals employed by MacKay Shields LLC have voting and investment control over these shares. MacKay Shields LLC is or may be affiliated with two registered broker-dealers, NYLIFE Distributors LLC and NYLIFE Securities Inc., and may be deemed to be an underwriter for purposes of this registration statement. We have been informed by MacKay Shields LLC that the securities were acquired in the ordinary course of business and that, at the time the securities were acquired, it had no agreement or understanding, direct or indirect, with any person to distribute the securities.

(11) The Singer Children's Management Trust acquired 400,000 shares in the debt-for-equity exchange. Steven Singer's sister-in-law, Karen Singer, serves as sole trustee for the Singer Children's Management Trust, a trust for the benefit of Steven Singer's brother's children, which trust holds 4,092,596 shares of common stock (including 699,099 shares that may be acquired on conversion of the preferred stock). Steven Singer and his sister-in-law disclaim membership in a group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and disclaim any other interest in the Globix common stock held in the trusts.

(12) The Gary and Karen Singer Children's Trust purchased 449,172 shares in a private transaction from a former holder of our common stock, succeeding to such former holder's rights under the registration rights agreement with respect to such shares. Steven G. Singer is co-trustee of the Gary and Karen Singer Children's Trust and the Second Gary and Karen Singer Children's Trust, two trusts for the benefit of Steven Singer's brother's children. As trustee, Mr. Singer has voting and investment control over the 915,623 shares of common stock held in the trusts (including 118,197 shares that may be acquired on conversion of the preferred stock). Steven G. Singer disclaims any other interest in the Globix common stock held in the trust.

(13) The Steven Singer Children's Trust, a trust for the benefit of Steven Singer's children, acquired 80,000 shares in a private transaction from a former employee as described above. Mr. Singer's brother, Gary Singer, is the sole trustee of the trust. Steven Singer has no voting or investment control over the shares held in the trust. Steven Singer and his brother disclaim membership in a group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and disclaim any other interest in the Globix common stock held in the trust.

(14) The Kathryn Ann Stevenson Trust, a trust for the benefit of certain family members of Peter K. Stevenson, acquired 17,000 shares in a private transaction from a former employee as described above. Peter K. Stevenson and Kathryn Ann Stevenson are the initial trustees of the trust. Mr. Stevenson disclaims beneficial ownership of the shares held in the trust. Mr. Stevenson beneficially owns 548,667 shares of our common stock that may be acquired under a currently exercisable employee stock option.


                              PLAN OF DISTRIBUTION

We are registering the shares of our common stock on behalf of the selling holders. A selling holder is a person named in the Table of Selling Holders that begins on page 18 and, in the case of shares covered by the registration rights agreement, also includes any donee, pledgee, transferee or other successor-in-interest selling shares of our common stock received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock, which will be borne by the selling holders. Sales of shares of our common stock may be effected by selling holders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of our common stock, through short sales of shares of our common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. We are not aware of any agreements, understandings or arrangements among the selling holders and any underwriters or broker-dealers regarding the sale of the shares of our common stock held by the selling holders, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of our common stock by the selling holders.

The selling holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock in the course of hedging positions they assume with selling holders. The selling holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares of our common stock, which shares of our common stock these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling holders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.

The selling holders may make these transactions by selling shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling holders and/or the purchasers of shares of our common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling holders and any broker-dealers that act in connection with the sale of shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them or any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Neither we nor any of the selling holders can currently estimate the amount of any such compensation. The selling holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of our common stock or notes against certain liabilities, including liabilities arising under the Securities Act of 1933.

Because selling holders may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling holders may be subject to the prospectus delivery requirements of the Securities Act of 1933. The rules and regulations set forth in Regulation M promulgated under the Securities Exchange Act of 1934 provide that during the period that any person is engaged in a distribution of the shares within the meaning of Regulation M, that person usually may not purchase the shares. The selling holders are subject to the rules and regulations of the Securities Act of 1933 and the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares by the selling holders. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling holders, and a selling holder's failure to cover a short position at a lender's request and subsequent purchases by the lender in the open market of shares to cover such short positions, may constitute an inducement to buy shares which is prohibited by Regulation M. Consequently, this may affect the marketability of the shares. We have informed the selling holders that the anti-manipulative provisions of Regulation M may apply to their sales in the market.

Selling holders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of Rule 144.

Upon our company being notified by a selling holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

         - the name of each such selling holder and of the participating broker-dealer(s);

         -        the number of shares of our common stock involved;

         -        the initial price at which these shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -        other facts material to the transactions.

In addition, in the case of shares covered by the registration rights agreement, upon our company being notified by a selling holder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.


                                  LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for our company by Day, Berry & Howard LLP, New York, NY 10022.


                                     EXPERTS

Our consolidated financial statements as of September 30, 2004 and September 30, 2003 have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of Amper, Politziner & Mattia, P.C. an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Our consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the seven months ended April 30, 2002 and for the five months ended September 30, 2002 have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

NEON's consolidated financial statements as of and for the year ended December 31, 2004 have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of Amper, Politziner & Mattia, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Neon Communications, Inc. and subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002 incorporated by reference in this prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference in this Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting

                           INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the Securities and Exchange Commission:

         o Our Annual Report on Form 10-K for the year ended September 30, 2004, as amended;

         o Our Current Reports on Form 8-K filed with the SEC on October 13, 2004, January 11, 2005, February 9, 2005, February 17,
                  2005, March 11, 2005 (as amended on Form 8-K/A filed on May 20, 2005), May 4, 2005 and May 13, 2005;

         o Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005;

         o Our Proxy Statement for our Annual Meeting of Stockholders filed on May 23, 2005; and

         o The description of our common stock contained in our registration statement on Form 8-A (File No. 001-14168) filed under the Securities Exchange Act.

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed except as modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Globix Corporation
                                139 Centre Street
                            New York, New York 10013
                            Telephone: (212) 334-8500


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available at the Securities and Exchange Commission's web site at http://www.sec.gov. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference facilities located in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference facilities. You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                               Globix Corporation
                                139 Centre Street
                            New York, New York 10013
                            Telephone (212) 334-8500

         You should rely only on the information provided in this prospectus or incorporated by reference herein. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                                  [GLOBIX LOGO]




                               GLOBIX CORPORATION
                        11,183,876 SHARES OF COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the expenses payable by our company in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing fee-Securities and Exchange Commission ....................  $ 3,764.74
Fees and expenses of legal counsel ...............................  $ 80,000
Printing expenses ................................................  $ 5,000
Fees and expenses of accountants .................................  $ 35,000
Miscellaneous expenses ...........................................  $ 5,000
                                                             Total  $ 128,764.74

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, provide, in effect, that to the full extent and under the circumstances permitted by Section 145 of the DGCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she was or is a director, officer, employee or agent of our company.

Our Amended and Restated Certificate of Incorporation relieves our directors from monetary damages to our company or our stockholders for breach of such director's fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director's duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities.


ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits

   EXHIBIT NO.                         EXHIBIT DESCRIPTION

       2.1 Agreement and Plan of Merger dated as of July 19, 2004 by and between Globix Corporation and NEON Communications, Inc.(1)

       2.2 First Amendment to Agreement and Plan of Merger dated as of October 8, 2004 by and between Globix Corporation and NEON Communications, Inc. (1)

       2.3 Amended Joint Prepackaged Plan of Globix and certain of the Globix's subsidiaries, dated April 8, 2002 (2)

       2.4          Form of Securities Exchange Agreement, dated September 15,
                    2004 (3)

       4.1 Indenture, dated as of April 23, 2002, between Globix, as issuer, the Subsidiary Guarantors of Globix named therein and HSBC Bank USA, as trustee, relating to the 11% senior notes due 2008 (4)

       4.2 Form of Pledge and Security Agreement, dated as of April 23, 2002, between each Subsidiary Guarantor of Globix and HSBC Bank USA, as Collateral Agent/Trustee (4)

       4.3 Certificate of Designation of Preferences and Relative, Participating Optional and Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 6% Series A Cumulative Convertible Preferred Stock of Globix Corporation (5)

       4.4 Registration Rights Agreement between Globix and the holders of Globix's securities party thereto, dated as of April 23, 2002 (6)

       5 Opinion of Day, Berry & Howard LLP as to the validity of the shares of common stock

      23.1          Consent of PricewaterhouseCoopers LLP

      23.2 Consent of Amper, Politziner & Mattia PC with respect to their report on certain financial statements of Globix

      23.3 Consent of Amper, Politziner & Mattia PC with respect to their report on certain financial statements of NEON

      23.4 Consent of BDO Seidman, LLP, independent registered public accounting firm

      23.5          Consent of Day, Berry & Howard LLP (included in Exhibit 5).

      24            Powers of Attorney (see signature page)

--------------------------------------------------------------------------------

       (1) Incorporated by reference to Globix's Registration Statement on Form S-4 (No. 333-119666) originally field on October 12, 2004.

       (2) Incorporated by reference to Globix's Current Report on Form 8-K filed on April 23, 2002.

       (3) Incorporated by reference to Globix's Current Report on Form 8-K filed on October 13, 2004.

       (4) Incorporated by reference to Globix's Quarterly Report on Form 10-Q filed on May 15, 2002.

       (5) Incorporated by reference to Globix's Current Report on Form 8-K filed on March 11, 2005.

       (6) Incorporated by reference to Globix's Annual Report on Form 10-K filed on March 26, 2003.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 24, 2005.


                                       GLOBIX CORPORATION



                                       By:   /s/ Peter K. Stevenson
                                             ----------------------------------
                                             Peter K. Stevenson
                                             President, Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter K. Stevenson or Robert M. Dennerlein, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and all documents relating thereto, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                                    /s/ Peter K. Stevenson
                                    --------------------------------------------
                                    Peter K. Stevenson
                                    President, Chief Executive Officer and
                                    Director
                                    (principal executive officer)
                                    Date:  May 24, 2005


                                    /s/ Robert M. Dennerlein
                                    --------------------------------------------
                                    Robert M. Dennerlein
                                    Chief Financial Officer
                                    (principal financial and accounting officer)
                                    Date:  May 24, 2005


                                    /s/ Wayne Barr, Jr.
                                    --------------------------------------------
                                    Wayne Barr, Jr.
                                    Director
                                    Date:  May 24, 2005

                                    /s/ Jose A. Cecin, Jr.
                                    --------------------------------------------
                                    Jose A. Cecin, Jr.
                                    Director
                                    Date:  May 24, 2005


                                    /s/ Stephen E. Courter
                                    --------------------------------------------
                                    Stephen E. Courter
                                    Director
                                    Date:  May 24, 2005


                                    /s/ John Forsgren
                                    --------------------------------------------
                                    John Forsgren
                                    Director
                                    Date:  May 24, 2005


                                    /s/ Peter L. Herzig
                                    --------------------------------------------
                                    Peter L. Herzig
                                    Director
                                    Date:  May 24, 2005


                                    /s/ Steven Lampe
                                    --------------------------------------------
                                    Steven Lampe
                                    Director
                                    Date:  May 24, 2005


                                    /s/ Steven G. Singer
                                    --------------------------------------------
                                    Steven G. Singer
                                    Director
                                    Date:  May 24, 2005


                                    /s/ Raymond L. Steele
                                    --------------------------------------------
                                    Raymond L. Steele
                                    Director
                                    Date:  May 24, 2005